Exhibit 10.12

Long-Term Cash Incentive Plan

Effective January 1, 2024

Concentra

Executive Leadership Team Long Term Cash Incentive Plan

I.	Introduction

The Concentra Executive Leadership Long Term Cash Incentive Plan (the “Plan”) is established to create effective incentives for key leaders of Concentra (the “Company”) to achieve long term objectives that are designed to enhance the Company’s business performance. The Plan is intended to provide competitive levels of performance-based compensation to enable the Company to attract and retain key leaders who make a significant impact on the performance of the Company.

II.	Plan Participants

Key leaders of the Company are recommended by the Chief Executive Officer of the Company (“Chief Executive Officer”) and approved by the Committee (as defined below) to participate in the Plan (“Participants”).

Ill.	Definitions

Capitalized terms not otherwise defined when used in this Plan shall have the following meanings.

A.	“Bonus Units Per Participant” shall mean the number of units for a given Plan Cycle, established in accordance with Sections IV.A hereof.

B.	“Cash” means, as of a given measuring date, the aggregate amount of all cash and cash equivalents of the Company’s consolidated Subsidiaries as of such measuring date, as determined by the Company in accordance with GAAP.

C.	“Committee” shall mean the Select Medical executive management responsible for approving the Company’s executive compensation.

D.	“Company Enterprise Value” means the product of (A) the EBITDA multiple of 11.3X and (B) the Company’s EBITDA for the TTM period immediately preceding inception of the Plan Cycle determined by the Company in accordance with GAAP.

E.	“Company Equity Value” means the amount equal to (1) Company Enterprise Value minus (2) the Net Debt and Senior Securities of the Company as of the most recent month end.

F.	“Company Interests” means all Class A Interests, Class B Interests and Class C Interests.

G.	“Debt and Senior Securities” means as of a given measuring date, all of the Company’s and its consolidated Subsidiaries’ obligations for principal, interest, premiums or other obligations in respect of (a) indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, together with all premiums, penalties and accrued interest thereon and other costs, fees and expenses payable in connection therewith.

H.	“EBITDA” means, for any period, with respect to the Company, (i) the consolidated net income of the Company and its Subsidiaries for such period, plus (ii) without duplication and to the extent deducted in determining such consolidated net income for such period, the sum of (A) consolidated interest expense (net of consolidated interest income) of the Company and its Subsidiaries for such period, (B) consolidated income tax expense of the Company and its Subsidiaries for such period, (C) all amounts attributable to depreciation and amortization expense of the Company and its Subsidiaries for such period and (D) any non-cash charges or non-recurring charges for such period as determined in accordance with GAAP.

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Long-Term Cash Incentive Plan

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I.	“Fiscal Year” means any 12-month period commencing on January 1 and ending on December 31.

J.	“Fully Diluted Company Interests” means, as of any time, the aggregate number of outstanding Class A Interests, Class B Interests, and Class C Interests.

K.	“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

L.	“Incentive Amount” shall mean the cash incentive award, if any, payable to a Participant with respect to the Participant’s Bonus Units in accordance with the terms and conditions of the Plan.

M.	“Net Debt and Senior Securities” means, with respect to the Company and its consolidated Subsidiaries, as of a given measuring date, Debt and Senior Securities less Cash; it being understood that if Cash exceeds Debt and Senior Securities, Net Debt and Senior Securities will be a negative number.

N.	“Plan Cycle” shall mean each two-year period coincident with the fiscal years of the Company.

O.	“Price Per Interest” means the quotient obtained by dividing the Company Equity Value by the number of Fully Diluted Company Interests.

P.	“Subsidiary” means, with respect to any date, any entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity interests or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned or held by the applicable entity or one or more of its Subsidiaries.

Q.	“Target Incentive Amount” shall mean the amount assigned per Participant by the Chief Executive Officer and approved by the Committee at inception of an applicable Plan Cycle.

IV.	Bonus Units Per Participant

A.	At the beginning of each Plan Cycle, the Chief Executive Officer will assign a Target Incentive Amount to each Participant. The Target Incentive Amount will be divided by the Price Per Interest at inception of the Plan Cycle to determine the number of Bonus Units per Participant.

B.	At the end of the Plan Cycle, the number of Bonus Units per Participant calculated at the beginning of the Plan Cycle will be multiplied times the Price Per Interest as of the final accounting month of the Plan Cycle to derive the Incentive Amount. An example calculation is attached hereto as an appendix for illustration purposes only.

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C.	Adjustments to and Measurement of the Price Per Interest

1.	As determined by the Committee in its discretion, the measurement of any Price Per Interest may exclude the impact of charges for extraordinary, unusual or non-recurring items (including without limitation charges for restructurings and discontinued operations), and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s financial statements.

2.	In addition, if any event occurs during a Plan Cycle which requires changes to preserve the incentive features of the Plan, the Committee may make appropriate upward or downward adjustments to the Price Per Interest.

V.	Payout Amounts and Approvals

A.	Each Participant will have a Target Incentive Amount which will be assigned by the Chief Executive Officer and approved by the Committee based on a number of factors, including, but not limited to:

1.	Job level;

2.	Individual performance;

3.	Base salary; and

4.	Expected contribution to future Company performance and business impact.

The amount to be paid for a given Plan Cycle, the Incentive Amount, will be calculated as established in IV.B. above.

B.	The total Incentive Amount and individual Incentive Amounts for a given Plan Cycle, will be approved by the Committee, in accordance with the written methodology agreed upon and approved by the Committee, per Sections IV and V hereof.

VI.	Change in Status During Plan Year

A.	New Hires, Promotions, Demotions and Transfers

A newly hired or recently promoted/demoted or transferred employee of the Company who is a Participant in the Plan will be eligible for a pro-rata payment, calculated in accordance with the terms and conditions hereof, for the partial Plan Cycle, subject to a minimum requirement of at least six months as a Participant in a given Plan Cycle after the effective date of hire, promotion/demotion or transfer, as the case may be. If the individual is not a Participant for at least six months of a Plan Cycle, the individual will not be eligible to receive an Incentive Amount for that Plan Cycle.

B.	Terminations

Except as expressly set forth in Section VI.C below, in the event a Participant’s employment with the Company is terminated for any reason prior to the date on which Incentive Amounts are paid to Participants with respect to a Plan Cycle, such Participant will not be eligible to receive any Incentive Amount for that Plan Cycle, or the Plan Cycle in which the date of termination occurs. Any Incentive Amount remaining unpaid as of the Participant’s termination of employment will be cancelled without payment.

C.	Leave of Absence

A Participant whose status as an active employee is changed during a Plan Cycle as a result of an approved leave of absence may be eligible for a pro rata Incentive Amount, calculated in accordance with the terms and conditions hereof, for the partial Plan Cycle in the same way as in Subsection VI.A, provided the Participant is an active employee for at least six months during the applicable Plan Cycle.

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VII.	Time and Form of Payment

Incentive Amounts payable pursuant to the Plan shall be paid in a single lump sum cash payment no later than March 31 of the year immediately following the Plan Cycle to which such Incentive Amount relates, following the completion of the Company’s annual financial audit and the calculation of bonus amounts earned under the Plan. Participants must be employed on the payout date to receive a payment, otherwise the Incentive Amount will be cancelled without payment.

VIII.	Miscellaneous

A.	Amendments. The Committee shall have the right to modify, amend, suspend, or terminate this Plan at any time in its sole discretion; provided that no such modification, amendment, suspension, or termination may, without the consent of any affected Participants (or beneficiaries of such Participants in the event of death), reduce the rights of any such Participants (or beneficiaries, as applicable) to a payment or distribution already payable under Plan terms in effect prior to such change.

B.	Role of the Committee - Interpretation of the Plan. The Committee shall have the sole discretion to interpret and construe the Plan, including any Plan term, guideline, or definition, and make any determination of fact, including with respect to any issue concerning individuals selected as Participants, the amount, terms, form and time of payment of Incentive Amounts. Any decision, interpretation, or finding of the Committee shall be final and binding.

C.	Role of the Chief Executive Officer – Administration of the Plan. The Chief Executive Officer will appoint a designee to control and manage the operation and administration of the Plan. The designee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan, except such powers as are specifically reserved to the Committee or some other person.

D.	Right to Continued Employment. Participation in the Plan or the receipt of an Incentive Amount under the Plan shall not give the recipient any right to continued employment (such employment shall remain “at will”), and the right and power to dismiss any employee is specifically reserved to the Company. In addition, the receipt of an Incentive Amount with respect to any Plan Cycle shall not entitle the recipient to any Incentive Amount with respect to any subsequent Plan Cycle, except as expressly provided in the Plan. In addition, notwithstanding anything herein to the contrary, there is no guarantee that a Participant will be paid an Incentive Amount or be a participant in respect of any Plan Cycle.

E.	Section 409A of the Internal Revenue Code. Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. It is the intention of the Company that this Plan and the bonuses paid pursuant to its terms be exempt from Code Section 409A in accordance with Treas. Regs. Section 1.409A-1(b)(4), and the Plan will be administered in accordance with this intention. To the extent any amounts under this Plan become subject to Code Section 409A, this Plan shall be interpreted and administered in such a way as to comply with Code Section 409A to the maximum extent possible.

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F.	Withholding Taxes. The Company shall have the right to deduct from all payments under this Plan any federal or state taxes or other withholdings or deductions required by law to be withheld with respect to such payments.

G.	Unfunded Status of Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

H.	No Assignment; Unfunded Plan. A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. To the extent the Participant acquires a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

I.	Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Texas.

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